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                                  EXHIBIT 99.1

                                 PRESS RELEASE


North American Technologies Group Receives One Million Composite Tie Order from Union Pacific Railroad

Six-Year Agreement Valued at More Than $55 Million by Company

HOUSTON December 3, 2002 -- North American Technologies Group, Inc., (NASDAQ:
NATK), an innovative producer of composite-based products made from recycled raw materials, announced today it has received an order for one million of its patented TieTek(TM) railroad ties from Union Pacific Railroad. The Company valued the six-year order at more than $55 million.

"This order from Union Pacific validates the technical and environmental benefits of our ties and confirms NATK as the leading developer and manufacturer of composite ties," said Henry Sullivan, President and Chief Executive Officer of NATK. "Through our TieTek subsidiary, we have more than 50,000 ties in successful operation with Union Pacific in about 25 locations in 10 states. This new order is especially gratifying and represents the basis for our continued expansion."

"Union Pacific became interested in composite plastic ties as an environmentally attractive alternative to wooden ties in applications involving heat and humidity and heavy load conditions," said David Connell, General Director - Engineering Technology for Union Pacific. "We have been working with TieTek since 1996. The TieTek(TM) ties have performed very well, including handling more than 700 million gross tons of load on one of our coal lines without any failures."

The Company said it will continue to expand its production capacity to meet existing demand as well as terms of the Union Pacific agreement, which runs from January 2003 through December 2008.

The Company's TieTek(TM) composite ties can be installed interchangeably with wood ties, but last considerably longer and have a lower total cost of ownership in most applications, Sullivan explained. In addition, the TieTek(TM) ties are environmentally friendly and have no disposal costs since they are completely recyclable. Each year, approximately 16 million wood ties are replaced in the U.S., valued at more than $560 million, according to Company estimates. TieTek has ties in service on more than 20 railroads in the U.S. and internationally.


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About North American Technologies Group

North American Technologies Group, Inc., through its TieTek subsidiary, has already produced more than 65,000 composite railroad ties in use throughout the United States and abroad. Its patented technology utilizes recycled plastics, tires and other raw materials to produce composite parts that are an alternative to hardwood in structural applications. The TieTek(TM) railroad tie eliminates the need to harvest many hundreds of mature hardwood trees per mile of track installed while avoiding the requirement for toxic preservatives. The Company also is developing other markets for its composite technology, including structural applications in the marine, construction products, transportation and oil production industries. For more information on the Company, visit www.NATK.com.

This press release may contain forward-looking statements involving risks and uncertainties. Statements in this press release that are not historical, including statements regarding management intentions, beliefs, expectations, representations, plans or predictions of the future are forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These risks include, but are not limited to, fluctuations in financial results, availability and customer acceptance of products and services, the impact of competitive products, services and pricing, and general market trends and conditions. For a discussion of other potential factors that could cause actual results to vary materially from expectations, reference is made to North American Technologies Group's respective annual and quarterly reports filed with the Securities and Exchange Commission.